Exhibit 23.1

Consent of KPMG, Independent Registered Public Accounting Firm

The Board of Directors:

iGATE Computer Systems Limited (Formerly Patni Computer Systems Limited)

We consent to the incorporation by reference in the registration statements (File Nos. 333- 170042 and 333- 177100) on Form S-3 and registration statements (File Nos. 333-134689, 333-71057 and 333-20033) on Form S-8 of iGATE Corporation of our report dated February 25, 2011, with respect to the consolidated balance sheets of iGATE Computer Systems Limited (formerly Patni Computer Systems Limited) as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders’ equity, and comprehensive income/(loss), and cash flows for each of the years in the three-year period ended December 31, 2010, which report appears in the Form 8-K of iGATE Corporation dated September 27, 2011.

/s/ KPMG

Mumbai

March 18, 2013